EXHIBIT 6.1

Form of Control Agreement

Mythic Collection, LLC 1050 SW 6th Ave #1100 Portland, OR 97204

DriveWealth, LLC

97 Main Street

Second Floor

Chatham, NJ 07928

Attn: Mark Bulger, Chief Regulatory Officer

Re: Account Control Agreement

Dear Mr. Bulger:

Mythic Collection, LLC (“Issuer”) has issued the securities listed on Annex A and intends to issue additional securities from time to time in the future (collectively, the “Securities”) via Templum Market’s (“Templum”) Alternative Trading System, with such Securities to be custodied with DriveWealth, LLC (“DriveWealth”). The purpose of this letter is to confirm our understanding of the custody and control aspects of the parties’ relationship.

All Securities issued by Issuer are and will be uncertificated, and issued in the name of DriveWealth, LLC. Issuer will show on its books and records an omnibus position for the Securities in the name of "DriveWealth, LLC, for the benefit of customers." DriveWealth will maintain a record of each customer's ownership interest in those uncertificated Securities.

It is our understanding that if the uncertificated Securities are carried by DriveWealth for the accounts of customers, those Securities must be in DriveWealth's possession or control pursuant to paragraph (b) of    Rule 15c3-3 of the Securities Exchange Act of 1934.  It is our further understanding that DriveWealth may   treat Issuer as a good control location of the uncertificated Securities pursuant to paragraph (c)(7) of Rule 15c3-3, subject to the following conditions:

1.	DriveWealth carries the uncertificated Securities "long" in customers' accounts; and

2.	DriveWealth reflects separately in its records or ledgers all customer positions in the uncertificated Securities pursuant to Rule l7a-3 under the Exchange Act.

Additionally, Issuer hereby confirms that:

a.	It is experiencing no substantial problems of an operational nature that might endanger the interests of any customer;

b.	The Securities are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Issuer or any person claiming through Issuer; and

c.	The Securities were issued pursuant to an exemption from registration with the Securities and Exchange Commission; namely, pursuant to Regulation A+, Tier II.

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The contact person at Issuer for the Securities will be: Joseph Mahavuthivanij, 7275 Mann St, Las Vegas, NV 89118, joe@mythicmarkets.com.

DriveWealth will maintain a list of the Securities as reported by Issuer to DriveWealth to be in the omnibus record position on Issuer's books.

Notwithstanding the Services as provided under the Agreement, Issuer and/or its Agent solely is responsible for maintaining records of Securities, which, if permitted by Applicable Law, may be done by evidencing the number of units of the Securities held by DriveWealth as nominee custodian for Customers, and for maintaining accurate and complete records of the aggregate total units of Securities sold and redeemed by Issuer through the DriveWealth platform. Pursuant to its obligations, Issuer shall:

1.

maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Securities and, if permitted by Law, as held by DriveWealth as nominee custodian for Customers noting that such units are held by “DriveWealth, LLC for the exclusive benefit of its customers”, or if certificated, deliver to DriveWealth an original, duly issued and outstanding unit certificate in the name of “DriveWealth, LLC for the exclusive benefit of its customers” in an amount equal to the number of units of Securities held by Shareholders;

2.

maintain an accurate and complete record on its official books and records of the number of units of Securities, if any, held by DriveWealth for DriveWealth’s own benefit, or if certificated, deliver to DriveWealth an original, duly issued and outstanding unit certificate in the name of “DriveWealth, LLC.” in an amount equal to the number of units of Securities held by DriveWealth;

3.

provide to DriveWealth a statement and attestation, upon request in such form as DriveWealth may reasonably require (e.g., through a designated website or email to DriveWealth’s operations department), indicating the number of units of the Securities recorded in Issuer’s records as being held by “DriveWealth, LLC. for the exclusive benefit of its customers” and as being held by DriveWealth itself for its own benefit, if any, and, if certificated, attesting to (A) the authenticity of the certificate(s) in DriveWealth’s possession, (B)   that the certificate(s) represent(s) the number of units of Securities represented in Issuer’s records, and (C)  that the certificate(s) in DriveWealth’s possession is/are recorded on Issuer’s official books and records as “DriveWealth, LLC. for the exclusive benefit of its customers” and “DriveWealth, LLC”, respectively;

4.

upon DriveWealth’s reasonable determination that there is risk of material misinformation with regard to Issuer’s books and records, provide DriveWealth with the option and opportunity to audit, or have a third party audit on DriveWealth’s behalf, Issuer’s books and records to confirm any information maintained by Issuer under the Agreement and authorize DriveWealth to contact Issuer’s auditors and request that they provide confirmation of such information, all at Issuer’s sole expense;

5.

provide DriveWealth, upon request, assurance in such form as DriveWealth may reasonably require (e.g., through a designated website or email to DriveWealth’s operations department), that the Securities identified in Issuer’s books and records as held by “DriveWealth LLC for the exclusive benefit of its customers” and/or “DriveWealth LLC” or that the units evidenced by certificate(s) in such names are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Issuer or any person claiming through Issuer and that all such securities issued and outstanding for the prior month have been validly authorized, duly and validly issued, fully paid and are non-assessable and free of restrictions on transfer other than restrictions on transfer that have been provided to DriveWealth by Issuer;

6.

provide DriveWealth, pursuant to such methods as DriveWealth may reasonably require (e.g., through a designated website or email to DriveWealth’s operations department), and at such times as DriveWealth may reasonably require, information indicating the per unit value of the Securities, which shall constitute an instruction to DriveWealth to communicate to Investors that unit value as the then current value of the Securities and to update Investor account values accordingly. Such unit value shall be provided as of the end of each calendar year if the Securities are held in accounts, per United States of America Internal Revenue Service (“IRS”) requirements. Such unit value will be in compliance with all applicable laws and regulations, including but not limited to FINRA Rule 2310 and 2340 relating to direct participation programs (“DPP”) and unlisted real estate investment trusts (“REIT”).

7.

provide DriveWealth, pursuant to such methods as DriveWealth may reasonably require, with the details of, and all monies associated with any dividend, interest, principal or other payment due to Investors and a detailed record of the recipients and amounts to be credited thereto and any tax reporting codes in a manner required by DriveWealth from time to time in order for DriveWealth to credit Investors with such payments on a timely basis and to produce relevant tax documentation therefrom (it is agreed that Issuer shall produce or cause to be produced by third parties on behalf of Issuer, at Issuer’s expense, any Schedule K-1’s or similar documents for delivery by DriveWealth to Shareholders); and; and

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8.

provide to DriveWealth, in such form and at such time as DriveWealth may reasonably request, a copy of any documentation, memoranda, agreements or other documents or information that DriveWealth believes is necessary for it to satisfy any filing, reporting or other applicable legal requirements it may have relating to the custody of the Securities.

9.

To the extent that the Issuer requires information, for audit, or other reasons to reconcile the positions in DriveWealth’s possession, the Issuer will provide DriveWealth with adequate notice of the information request, including, but not limited to, the requestor of the information, and any other information deemed necessary in DriveWealth’s sole discretion.

It is our intention in this agreement, dated December 10, 2020, to confirm that DriveWeath has possession or control of the Securities.

Very truly yours,

/s/ Joseph Mahavuthivanij
Joseph Mahavuthivanij
CEO, Mythic Markets, Inc;
Manager to Mythic Collection, LLC

Acknowledged and agreed:

DriveWealth, LLC

/s/ Mark Bulger
Name:	Mark Bulger
Title:	CRO

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